Exhibit 16.1

                           TOSKI, SCHAEFER & CO., P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS
                             555 International Drive
                          Williamsville, New York 14221
                                     -------
                            Telephone (716) 634-0700
                               Fax (716) 634-0764


                                  May 10, 2006



Board of Directors
Industrial Minerals, Inc.:



In connection with the audit of the two most recent fiscal years and through the date of termination of the accountants, no disagreements exist with any former accountant or any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreements if not resolved to the satisfaction of the former accountant would have caused them to make reference in connection with his report to the subject of the disagreements.

The audit report by Toski, Schaefer & Co., P.C. for the period ended December 31, 2005 and December 31, 2004, contained an opinion which included a paragraph discussing uncertainties related to continuation of the registrant as a going concern. Otherwise, the audit report by Toski, Schaefer & Co., P.C. for the period December 31, 2005 and December 31, 2004, did not contain an adverse opinion or disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope, or accounting principles.



                                      Very truly yours,

                                      TOSKI, SCHAEFER & CO., P.C.

                                      /s/Ronald C. Toski
                                      -----------------------------
                                         Ronald C. Toski, CPA
                                         Managing Director

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